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Exhibit 10.31

MASTER SUPPLY AGREEMENT

BETWEEN

IMMUNICON CORPORATION

AND

ASTRO INSTRUMENTATION L.L.C.

MASTER SUPPLY AGREEMENT

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        This Master Supply Agreement is effective on the date of last signature ("Effective Date") by and between Immunicon Corporation, 3401 Masons Mill Road, Suite 100, Huntingdon Valley, PA 19006 and Astro Instrumentation L.L.C., 13500 Darice Parkway, Strongsville, Ohio 44149.

        WHEREAS, Astro Instrumentation L.L.C., the supplier, shall be referred to as "SUPPLIER" and Immunicon Corporation, shall be referred to as "Immunicon" herein.

        Now, Therefore, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

        1.    Definitions

        For purposes of this Agreement:

          1.1   "Affiliate" shall mean with respect to a party, an entity which, directly or indirectly, majority owns, or is majority owned by, or is under common majority ownership with, that party. For the purposes hereof, a partnership shall be deemed an Affiliate if a party hereto is the managing partner or is a general partner and has an active and significant economic interest therein.

          1.2   "PRODUCTS" shall mean component parts, subassemblies and associated spare parts listed in Schedule "C" or any other product or products that the parties from time to time hereafter may mutually agree to add to this Agreement, which are supplied to Immunicon hereunder. The individual parts or subassemblies which comprise these PRODUCTS and the processing and test instructions for each, are described in detail as specifications on drawings for part numbers provided to SUPPLIER and referenced in APPENDIX "C".

          1.3   "TEST REPORT" shall mean the actual measurements recorded on a paper printout upon the completion of test procedures indicated on Immunicon specifications for the PRODUCTS tested prior to shipment.

          1.4   "Schedule" shall mean a document issued by Immunicon, which specifies "releases" for delivery of PRODUCT(S).

        2.    Term/Appointment of SUPPLIER/Exclusivity

          2.1   The initial term of this Agreement shall continue for two (2) years following the Effective Date unless terminated earlier pursuant to the express terms of this Agreement. This Agreement shall automatically renew for successive one-year terms unless Immunicon gives SUPPLIER written notice of its intent not to renew at least ninety (90) days prior to the end of the then-current term. Subject to fulfillment of its obligations under the terms and conditions of this Agreement, SUPPLIER shall produce and supply to Immunicon all of Immunicon's requirements of the PRODUCTS defined herein during the initial term of this Agreement and any renewal thereof, unless this Agreement is terminated as permitted herein or the provisions of section 2.2 become applicable. In addition to the other obligations of SUPPLIER hereunder, SUPPLIER shall provide on time delivery of quality PRODUCTS to Immunicon, time being of the essence under this Agreement.

          2.2   In the event SUPPLIER fails to supply Immunicon's requirements of PRODUCTS or fails to timely deliver quality PRODUCTS to Immunicon under section 2.1 at any time while this Agreement is in effect, Immunicon shall, in addition to any other rights and remedies it may have arising from such failure and regardless of whether Immunicon exercises its right of termination hereunder, have the right thereafter to obtain from any third party products substantially the same as or similar to PRODUCTS in order to meet its requirements thereof. In the event Immunicon obtains such third party products under this section 2.2, SUPPLIER shall be relieved of its obligation hereunder to supply Immunicon's requirements of PRODUCTS.

          2.3   While this Agreement is in effect and for a period of [**] years thereafter, SUPPLIER shall not develop, manufacture or sell, nor shall SUPPLIER directly or indirectly assist any third party to develop, manufacture or sell, any products which are competitive with the PRODUCTS supplied to Immunicon by SUPPLIER under this Agreement, without the prior express written consent of Immunicon. For purposes of this Agreement, a product shall be considered competitive with the PRODUCTS supplied to Immunicon under this Agreement if such product is useful in the cellular diagnostics, cellular separation or cellular enrichment fields.

          2.4   The parties acknowledge that Immunicon is not obligated to buy any specific amount of PRODUCTS under this Agreement, except as set forth in Section 4.2 of this Agreement.

        3.    Agreement to Manufacture and Manufacturing Responsibilities

          3.1   SUPPLIER shall manufacture the PRODUCTS to the specifications and procedures provided to SUPPLIER by Immunicon. SUPPLIER also agrees to allow compliance with these specifications and procedures to be audited by Immunicon's Quality Assurance / Supplier Development Group or other representatives of Immunicon, at Immunicon's request. It is further understood that SUPPLIER shall have primary responsibility for management of its suppliers and the resolution of technical issues. Failure of SUPPLIER to meet such specifications and procedures supplied by Immunicon shall be deemed a material breach of this Agreement.

          3.2   SUPPLIER shall notify Immunicon in writing prior to the implementation of any process change or the use of any manufacturing facility which differ from those processes or facilities being used to produce PRODUCTS at the Effective Date of this Agreement.

          3.3    Engineering Changes.

            3.3.1   Immunicon may request to SUPPLIER in writing (via its Engineering Change Order or "ECO" document) that SUPPLIER incorporate engineering changes to any PRODUCT. An Immunicon ECO with a Immunicon Quality Assurance representative's signature is the only recognized communication of change for production released PRODUCTS. If the incorporation of such changes is agreed between Immunicon and SUPPLIER, the PRODUCT pricing in SCHEDULES "B" and "C" shall be amended accordingly by mutual agreement of Immunicon and SUPPLIER. SUPPLIER shall not unreasonably refuse to incorporate Immunicon's engineering changes in a PRODUCT when requested by Immunicon. A product transfer plan mutually agreed by Immunicon and SUPPLIER shall describe how changes are to be controlled, the responsible parties named and how validation of the change will be handled.

            3.3.2   Payment of reasonable material scrap or other costs incurred by SUPPLIER due to an Engineering Change Order are the responsibility of Immunicon and are payable net 30 days from the time of ECO implementation.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

          3.4    Testing.    SUPPLIER shall test PRODUCTS in accordance with the test procedures and specification procedures supplied by Immunicon and mutually agreed upon. Any test equipment supplied to SUPPLIER by Immunicon or designed and fabricated by SUPPLIER for testing Immunicon PRODUCT shall be maintained and calibrated by SUPPLIER at its expense. SUPPLIER shall modify such test equipment as engineering changes to the PRODUCT requested by Immunicon or mutually agreed upon process changes require. The reasonable costs of such changes shall be at the expense of Immunicon.

          3.5   Immunicon shall have the right to add additional products to this Agreement upon acceptance by SUPPLIER, all of which added products shall become PRODUCTS as defined herein.

          3.6    Tooling.    Immunicon will solely own all tooling funded by Immunicon to produce PRODUCTS, and during the term of this Agreement SUPPLIER shall use tooling exclusively for the manufacture of PRODUCTS. The cost of all such tooling shall be mutually agreed between Immunicon and SUPPLIER before ordering. SUPPLIER shall use and maintain all Immuicon owned tooling with the same level of care it would for its own tooling. If major repair of tooling is due to causes other than SUPPLIER's neglect, misuse, or other cause attributable to SUPPLIER, Immunicon will be responsible for the costs thereof, provided Immunicon is fully informed in advance of the necessity of incurring such costs and agrees to such costs.

          3.7    Material Purchases and Supply Chain Management.    SUPPLIER is responsible for planning, purchasing, quality assurance, and payment for all materials needed to satisfy SUPPLIER'S obligations under this Agreement. SUPPLIER shall have sole responsibility to resolve all material, technical and quality issues related to sub-tier suppliers; provided, however, that Immunicon may, at its discretion, assist SUPPLIER in such resolution.

        4.    Commercial Terms and Pricing

          4.1    Purchase Orders.    Immunicon shall place its orders for PRODUCTS and spare PRODUCTS on Immunicon Purchase Order forms which are substantially the same as the Purchase Order attached hereto in APPENDIX "A". The provisions printed on the reverse side of such purchase orders shall be binding upon the parties and are incorporated herein by reference, and shall control except where they are inconsistent or in conflict with the provisions of this Agreement, in which case the provisions of this Agreement shall govern and prevail.

          4.2    Ordering and Forecasts.    Immunicon shall specify its expected requirements for PRODUCTS to be manufactured by SUPPLIER and delivered to Immunicon under this Agreement by issuing a 12-month rolling forecast on a monthly basis. Immunicon will notify SUPPLIER of its delivery requirements using a "schedule" document, which specifies "release" quantities with respect to the then monthly commitment quantity or some other quantity to be mutually agreed. The "schedule" document will reference the Purchase Order.

          This 12-month rolling forecast is divided into the following three (3) periods:

      Frozen period:

              Within this rolling period the delivery dates and quantities are fixed. The length of this Period will be four (4) weeks.

              Immunicon commits to receiving and not amending the specific weekly quantities within this rolling period, without prior agreement with SUPPLIER—only weekly quantities outside this period can be subject to change.

      Variable period:

              This rolling period follows immediately after the frozen period. The length of this period will be for eight (8) weeks. During this variable period SUPPLIER is allowed to purchase parts and, if necessary assemble PRODUCTS in order to meet the required delivery date of PRODUCTS. Immunicon is obliged to purchase these PRODUCTS without a delivery date being determined.

      Informative period:

              This period follows immediately after the variable period. The length of this period will be for the balance of the rolling twelve- (12) month period. During this period Immunicon has no obligation to purchase any PRODUCT or parts. Immunicon's liability with respect to "long lead items" and/or "end of life items", outside the first two periods above (totaling twelve weeks), will be honored in accordance with section 10 of this Agreement.

          4.3    Pricing and Cost Reductions.    SUPPLIER shall sell to Immunicon PRODUCTS at a firm and fixed price per SCHEDULE "B" for one (1) year following the execution of this Agreement. Thereafter, both parties agree to open book pricing during the remainder of the term of this Agreement, as defined in the structure shown in SCHEDULE "B". Immunicon may require SUPPLIER to purchase materials from lower tier suppliers ("source controlled suppliers"). If the price of such lower tier supplied material (third party to SUPPLIER) changes from time to time, the new price of material will be reflected in the pricing structure in "SCHEDULE B" as mutually agreed by Immunicon and SUPPLIER and a new PRODUCT selling price will be placed in effect at a time that the new cost is incurred by SUPPLIER.

            4.3.1    Sharing of Cost Savings.    SUPPLIER may at any time, suggest to Immunicon changes, however small, that will result in improved performance, reliability or yield of PRODUCTS. SUPPLIER agrees to perform value engineering and value analysis with the goal of reducing the costs of PRODUCTS over the commercial life of the PRODUCTS. If Immunicon decides to purchase additional tooling to increase production of assemblies of an existing design, the cost reductions that occur as a result of this activity will be passed on to Immunicon upon implementation of the tooling and use of the parts in production. If Immunicon recommends any changes to an existing design that reduce costs, these cost reductions or changes are to be reflected in a lower unit price. Changes that are suggested by SUPPLIER and accepted by Immunicon, shall upon implementation, be shared equally between both parties.

        4.4    Packaging.    SUPPLIER shall package all PRODUCTS in suitable containers for protection during shipments by air or ocean freight worldwide and for storage. Packaging shall be mutually agreed between Immunicon and SUPPLIER. A PRODUCTS transfer plan will reference the qualification requirements for packaging.

        4.5            SUPPLIER will provide with each shipment of PRODUCTS a copy of the "TEST REPORT" for each individual PRODUCT contained therein.

          4.6    Immunicon Purchasing Rights.    It is understood and agreed that purchases under this Agreement, and in furtherance thereof, may be made directly form SUPPLIER by Immunicon's' parent, affiliate or subsidiary companies, or other sources authorized by Immunicon in writing to SUPPLIER, and the provisions contained herein shall be equally applicable to said purchases.

          4.7   PAYMENT—SUPPLIER shall be paid pursuant to each invoice for PRODUCTS net 30 days following shipment of such PRODUCTS from the factory (Strongsville, OH).

        5.    Quality, Workmanship, and Warranty

          5.1   SUPPLIER agrees to comply with Immunicon's Quality Assurance Procedures and Immunicon engineering documentation for all PRODUCTS. A Device History Record (DHR) is to be maintained by SUPPLIER for assemblies of PRODUCTS. For the purposes of this Agreement, it is understood and agreed that these procedures are the only recognized forms of communicating the provisions contained therein between Immunicon and SUPPLIER. A PRODUCTS transfer plan will be followed that will describe the criteria for acceptance and successful transfer of PRODUCTS.

          5.2   Immunicon is entitled to reject any PRODUCT received by Immunicon, its affiliate or subsidiary companies, or other sources, which fails to conform to the agreed upon acceptance criteria whether such criteria are preliminary or final. SUPPLIER agrees to use its best effort and resources to immediately repair or replace any non-conforming PRODUCT within 30 days of receipt of returned material, provided that the component replacement time does not prohibit such a time period. All cost of shipment to and from SUPPLIER resulting from properly rejected PRODUCTS found to be non-conforming shall be borne by SUPPLIER.

            5.3    Return of goods.    In the case that Immunicon returns PRODUCTS to SUPPLIER for any reason, it is understood that Immunicon will decontaminate these PRODUCTS or in the case that Immunicon is not capable of decontaminating these PRODUCTS shall remove all fluids and disposables associated therewith and tag the PRODUCTS as Bio-Hazardous. All returned PRODUCTS shall have a Returned Material Authorization (RMA) number. RMA numbers shall be requested by Immunicon from SUPPLIER'S Customer Service Representative for each PRODUCT to be returned, thereafter, within ten days after receipt of such number by Immunicon such PRODUCT will be shipped to SUPPLIER. Additionally, SUPPLIER agrees to issue an RMA number to Immunicon for return of PRODUCTS within (72) hours of Immunicon's request.

            5.4    Warranty.    SUPPLIER warrants to Immunicon that PRODUCT manufactured and supplied to Immunicon shall conform to the Immunicon specifications and/or any other mutually agreed upon acceptance criteria and be free from defects in workmanship and process related material defects for a period of (12) months after shipping date. For Immunicon source controlled parts the warranty period will be no longer than given by the applicable vendor. SUPPLIER warrants to Immunicon that the PRODUCTS supplied to Immunicon hereunder shall (a) comply in all material respects with the specifications for such PRODUCTS as supplied by Immunicon and Immunicon's acceptance criteria for such PRODUCTS and (b) be manufactured in accordance with Immunicon's Quality Assurance Procedures and all applicable Federal, state and local laws, rules and regulations, including Good Laboratory Practices (as defined in Federal Register 21 CFR Part 58) and Good Manufacturing Practices (as defined in Federal Register 21 CFR Part 110).

            Immunicon shall perform initial warranty evaluation on the PRODUCTS and submit samples of returned PRODUCTS to SUPPLIER for its further evaluation and confirmation of defects of product failure. Upon SUPPLIER confirmation, SUPPLIER shall replace, at its sole expense, the PRODUCT during the warranty period. Shipping charges to SUPPLIER for said defective PRODUCTS shall be paid by SUPPLIER, and shall include but not be limited to, freight changes, time, and materials.

            5.5            Immunicon shall have no obligation to pay for any PRODUCT that does not comply with the specifications for such PRODUCT as supplied by Immunicon to SUPPLIER or with Immunicon's acceptance criteria or with the warranties contained herein. SUPPLIER's liability with respect to any claim that a PRODUCT furnished hereunder to Immunicon does not meet the foregoing shall be limited to the replacement of such PRODUCT at

    SUPPLIER's cost and expense, or a refund of the purchase price of such PRODUCT, SUPPLIER may elect.

    PRODUCTS returned to SUPPLIER in which no defect due to SUPPLIER is found, shall be returned at the expense of Immunicon. SUPPLIER shall invoice Immunicon for costs incurred, to include but not be limited to, freight changes, time, and materials.

          5.6   Immunicon at its option, shall have the right to source inspect any and all PRODUCTS at SUPPLIER's facility(s) prior to shipment by SUPPLIER to ensure conformity to Immunicon's acceptance criteria, written specifications, test requirements, or other mutually agreed upon criteria.

        6.    Spares Inventory    Immunicon shall provide a Recommended Spares List (RSL) for PRODUCTS and SUPPLIER shall maintain an inventory of spares in accordance with the RSL sufficient while this Agreement is in effect to meet projected monthly requirements of such spares based on production leadtimes. Immunicon's subsidiaries, affiliates, and other sources may order spares per the pricing listed in SCHEDULE C.

        SUPPLIER agrees to provide all of the spares requirements for PRODUCTS for a period of no less than ten (10) years after delivery of the last PRODUCT to Immunicon hereunder. SUPPLIER shall be relieved of this obligation upon Immunicon's execution of an agreement with another supplier for the supply of PRODUCTS substantially equivalent to the PRODUCTS covered hereunder.

        7.    Transfer of Title/Transportation    Title to all PRODUCTS shall transfer to Immunicon on shipment of the PRODUCT by SUPPLIER to Immunicon. Immunicon shall pay the cost and insurance of transportation and shall instruct SUPPLIER as to the method of transportation to be used for each delivery.

        8.    Refurbishment

        SUPPLIER further agrees to refurbish/repair out-of-warranty PRODUCTS or in-warranty PRODUCTS containing defects not caused by SUPPLIER, based on Immunicon's instructions to Immunicon's original specifications, including all test requirements or other mutually agreed upon requirements. The cost to refurbish such PRODUCTS shall be negotiated and agreed between SUPPLIER and Immunicon in good faith based on SUPPLIER's normal overhead and profit rates and on the extent of labor and material required to restore the PRODUCTS to the original Immunicon specifications. SUPPLIER shall provide Immunicon a written quotation for said refurbishment work within (15) business days of receiving returned PRODUCTS for evaluation. Immunicon at its discretion shall indicate to SUPPLIER the shipping destination of such refurbished PRODUCTS.

        9.    Force Majeure.

          9.1   Failure of either party to perform any of its obligations under this Agreement in whole or in part, shall be excused if such failure is the result of force majeure including, but not limited to, flood, wind and lightning, insurrections, strikes, riots, war and warlike operations, terrorism, civil commotion, fires, explosions, accidents, the acts or orders of any governmental agency, acts of the public enemy, and laws or regulations or restrictions of the governmental entity or of any agency or instrumentality thereof.

          9.2   If performance of this Agreement is excused pursuant to the foregoing section the party thus excused shall use reasonable efforts to perform, and the party excused from performance shall resume performance with the utmost dispatch when such circumstances are avoided, removed or corrected.

          9.3   If the circumstances of force majeure last longer than sixty (60) days, the party which has not declared the force majeure shall have the right to terminate this Agreement upon thirty (30) days prior written notice to other party.

        10.    Termination

        Immunicon may terminate this Agreement, for any reason and without cause, on ninety-(90) days written notice to SUPPLIER. In the event of termination under this section, Immunicon shall pay SUPPLIER for non-cancelable costs actually incurred by SUPPLIER with respect to its manufacture and/or production of that quantity of PRODUCTS which is the subject of a binding purchase order placed pursuant to section 4.1/4.2 above but not yet shipped. Long lead and end of life purchased parts that SUPPLIER placed on order to meet Immunicon forecast schedule shall be the liability of Immunicon.

          10.2 In the event that Immunicon wishes to terminate this Agreement, SUPPLIER, upon receipt of such written notice, shall stop work to the extent specified herein. Immunicon's termination liability shall be limited to the following:

            a.     Payment for all PRODUCTS ordered and/or delivered to Immunicon and in-transit including finished PRODUCT in SUPPLIER's inventory prior to written notification of Termination.

            b.     Payment for all "Work-in-Process" based on the current SUPPLIER rate structure for labor and material mark-up.

            c.     Payment for all non-cancelable material purchase orders for Immunicon PRODUCTS plus material mark-up.

          10.3 In the event SUPPLIER wishes to terminate this Agreement, SUPPLIER may do so upon twelve (12) months prior written notice to Immunicon; provided, however that SUPPLIER shall continue to supply Production quantities of PRODUCTS to Immunicon to the extent that component parts and finished goods in SUPPLIER's inventory may permit and give its best efforts to facilitate a smooth transition of supply of PRODUCTS to Immunicon's designated source for further supply of PRODUCTS as may be requested by Immunicon, including transfer of all pertinent process "know how" and documentation, tools and fixtures, and test equipment and any other material relevant to the manufacture of PRODUCTS.

          10.4 This Agreement may be terminated at any time upon mutual written consent of the parties to this Agreement

          10.5 This Agreement may be terminated by either party (a) immediately upon notice to the other party in the event that such other party is in material breach of this Agreement and such breach remains uncured for a period of thirty (30) days following notice to the breaching party, or (b) immediately upon notice to the other party in the event that (i) such other party shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the "Bankruptcy Code"), (D) file a petition seeking to take advantage of any law (the "Bankruptcy Laws") relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (F) take any corporate action for the purpose of effecting any of the foregoing; or (ii) a proceeding or case shall be commenced against such other party in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of the party or of all or any substantial part of its assets, or (C) similar relief under any Bankruptcy Laws, or (iii) an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of 60 days; or an (iv) order for relief against such other party shall be entered in an involuntary case under the Bankruptcy Code.

        The termination or expiration of this Agreement shall neither release either party from the obligation to pay any sum that may be owing to the other, nor operate to discharge any liability that had been incurred by either party prior to any such termination or expiration including, but not limited to, any obligation to deliver or pay for PRODUCTS or complete purchase orders accepted hereunder. Neither party shall, by reason of the termination of this Agreement, be liable to the other for compensation, reimbursement or damages due to loss of profits on sales or anticipated sales or losses due to expenditures, investments or commitments made in connection with this Agreement or the establishment, development or maintenance of the business or goodwill of either party or on account of any cause whatsoever.

        11.    Confidentiality/Patent Rights

        Immunicon and SUPPLIER have both signed a Confidentiality Agreement under separate cover (APPENDIX "B") and same shall become part of this Agreement. The terms and conditions of the signed Confidentiality Agreement shall govern exchanges of information between the parties hereto and shall survive this Agreement. SUPPLIER acknowledges that PRODUCTS contain proprietary technology of Immunicon and may be the subject of patents and patent applications that are owned by or licensed to Immunicon and/or its Affiliates. No right or license is granted to SUPPLIER with respect to any such proprietary technology, patents or patent applications hereunder except the limited, nonexclusive, revocable right and license to utilize the foregoing for the manufacture and sale of PRODUCTS to Immunicion under this Agreement. Upon termination of this Agreement, such license shall be null and void. The purchase by and transfer of title to Immunicon of PRODUCTS hereunder, shall grant to Immunicon the non-revocable and fully-transferable right and license under any intellectual property or other proprietary rights of SUPPLIER embodied in such PRODUCTS, to use and have used, sell and have sold, distribute and have distributed, and dispose of and have disposed of, such PRODUCTS and components of such PRODUCTS, without restriction of any kind.

        12.    Right of Inspection

          12.1 Immunicon shall have the right under normal business hours to visit SUPPLIER "s facilities to conduct evaluations and review the performance of SUPPLIER "s obligations under this Agreement. Immunicon shall also have the right to meet with SUPPLIER personnel and review development, production, process, and quality records relevant to the subject matter in this Agreement subject to the confidentiality Agreement signed under separate form between SUPPLIER and Immunicon. Immunicon shall provide reasonable notice to SUPPLIER prior to each such visit.

        13.    Complete Agreement

          13.1 The terms and conditions of this Agreement shall supercede and replace any previous terms and conditions of any agreement or understanding between SUPPLIER and Immunicon relating to the supply of PRODUCTS to Immunicon by SUPPLIER, whether written or oral, except for the terms and conditions of the Confidentiality Agreement referenced in sections 11 and 12 to the extent not inconsistent herewith.

        14.    Governing Law

          14.1 The construction, validity and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving regard to its choice-of-law rules.

        15.    Indemnification

          15.1 Immunicon agrees, at its cost, to defend and hold SUPPLIER harmless from any claim by any person, firm, corporation or governmental unit which arises out of the manufacture, sale or use of the PRODUCTS with respect to property damage/bodily injury only, except to the extent such claim is caused by or arises out of the intentional malfeasance or negligent acts or omissions of SUPPLIER.

        16.    Assignment:    Neither party may directly or indirectly assign or transfer this Agreement, in whole or on part, to any third party without the other party's prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the above, either Immunicon or SUPPLIER may assign its rights and obligations hereunder to a subsidiary or Affiliate or to a purchaser of its business relating to the PRODUCTS without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        17.    Severability:    In the event of any provision of this Agreement shall be deemed to be invalid, void, illegal, or unenforceable, the remaining provisions hereof nevertheless will continue in full force and effect without being impaired or invalidated in any way.

        18.    Notices

          18.1 Any notices from either party which affect this Agreement shall be in writing and sent by certified mail, fax or courier to the address of that party as set out below or such other address as may from time to time have been notified in writing by either company in question to the other.

          In the case of notices to Immunicon Corporation:

    Immunicon Corporation
    3401 Masons Mill Road, Suite 100
    Huntingdon Valley, PA 19006-3574 For the attention of: Vice President of Engineering

    With a copy to

    Immunicon Corporation
    3401 Masons Mill Road, Suite 100
    Huntingdon Valley, PA 19006-3574
    For the attention of: Chief Financial Officer

    In the case of notices to SUPPLIER

    Astro Instrumentation L.L.C.
    13500 Darice Parkway
    Strongsville, Ohio 44149
    For the attention of:
    Vice President / General Manager

        19.    Privity:    The relationship established between SUPPLIER and Immunicon shall be solely that of seller and buyer, and neither party shall be in any way the agent or representative of the other party for any purpose whatsoever, and shall have no right to create or assume any obligation or responsibility of any kind, whether express or implied, in the name of or on behalf of the of the party to bind the other party in any manner whatsoever. The status of the parties is as independent contractors, and this Agreement does not create any partnership, association, or other business entity, nor shall anything herein be deemed to constitute either party an agent of the other, and neither party shall make any statements or representations to the contrary by advertising, signs, letterheads, or otherwise. No contracts, commitments, statements, or representations made by or on behalf of either party shall be binding in any respect on the other party. Unless specifically provided elsewhere herein, nothing in this

Agreement is intended to benefit any person or entity not a party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        20.    Validity of Agreement Signed in Counterpart

        This Agreement may be signed in counterparts, each of which shall be an original, but all of which shall be deemed to be one and the same instrument, and shall be valid and binding when so signed.

        21.   The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        22.   The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

        23    Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be selected within twenty business days from commencement of the arbitration from the AAA's National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Within 45 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the AAA and adhered to by the parties. The arbitration shall be held in Philadelphia, Pennsylvania and the arbitrator shall apply the substantive law of Delaware, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm. THE ARBITRATOR SHALL NOT AWARD EITHER PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, OR ATTORNEYS FEES OR COSTS. Prior to commencement of arbitration, the parties must attempt to mediate their dispute using a professional mediator from AAA, the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. Within a period of 45 days after the request for mediation, the parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than 45 days absent agreement of the parties or interfere with the availability of emergency relief.

        IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to sign this Agreement in counterparts, putting this Agreement in effect as of the date of both parties' signatures.

ASTRO INSTRUMENTATION, LLC	IMMUNICON CORPORATION
/s/ DUANE STIERHOFF Signed by: Duane Stierhoff Vice President / General Manager Astro Instrumentation	/s/ [ILLEGIBLE] Signed by:
11/19/02 Dated:	Dated:

SCHEDULE "A"

PRE-PRODUCTION PRICING

        Pre-Production pricing is for [**] as follows:

    Material

    Cost of Material × [**] markup

    Labor

    [**] at a rate of [**]

    Example:

      [**]

      [**]

      [**]

      [**]

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

SCHEDULE "B"

PRODUCTION PRICING

PART NUMBER	DESCRIPTION	QUANTITY	UNIT PRICE
TBD	TBD	TBD	TBD

SCHEDULE "C"

SPARES PRICING

PART NUMBER	DESCRIPTION	QUANTITY	UNIT PRICE
TBD	TBD	TBD	TBD

APPENDIX "A"

IMMUNICON PURCHASE ORDER
STANDARD TERMS AND CONDITIONS

COPY OF IMMUNICON PURCHASE ORDER TO BE ATTACHED

APPENDIX "B"

IMMUNICON / ASTRO CONFIDENTIALITY AGREEMENT

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  Exhibit 10.31
SCHEDULE "A" PRE-PRODUCTION PRICING
SCHEDULE "B" PRODUCTION PRICING
SCHEDULE "C" SPARES PRICING
APPENDIX "A" IMMUNICON PURCHASE ORDER STANDARD TERMS AND CONDITIONS
APPENDIX "B" IMMUNICON / ASTRO CONFIDENTIALITY AGREEMENT